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                      SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549

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                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(B) OR (G) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                               -------------------

                             WHITTAKER CORPORATION

            (Exact name of Registrant as specified in its charter)



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
               DELAWARE                                                 95-4033076
(State or other jurisdiction of  incorporation or        (I.R.S.  Employer Identification No.  )
            organization)

       1955 N.  SURVEYOR AVENUE                                             93063
       SIMI VALLEY, CALIFORNIA                                            (Zip Code )
 (Address of principal executive offices)
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       Securities to be registered pursuant to Section 12(b) of the Act:



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       TITLE OF EACH CLASS TO BE SO REGISTERED               NAME OF EACH EXCHANGE  ON WHICH EACH CLASS IS TO BE
                                                                                  REGISTERED
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
Series E Participating Cumulative Preferred Stock                          New York Stock Exchange
 Purchase Rights                                                            Pacific Exchange, Inc.



       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On November 12, 1998, the Board of Directors of Whittaker Corporation (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company. The dividend is payable on November 30, 1998 (the "Record Date") to holders of record as of the close of business on that date.

     Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock.
The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 25% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the close of business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

     Prior to the Distribution Date, the Rights will not be exercisable to purchase Series E Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"). After the Distribution Date, each Right will be exercisable to purchase, for $125 (the "Purchase Price"), one one-hundredth of a share of Preferred Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of November 12, 1998 between the Company and Mellon Bank, N.A., as Rights Agent (the "Rights Agreement").

     At any time after any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

     The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time before any person has become an Acquiring Person.

     The Rights will expire on November 30, 2008, unless earlier exchanged or redeemed.

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     For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable.

     Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

     The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

     As of November 1, 1998 there were 11,345,199 shares of Common Stock outstanding and 2,760,859 shares reserved for issuance under the Company's stock option plans and for conversion of the Company's 7% convertible subordinated note and the Company's Series D Participating Convertible Preferred Stock. Each outstanding share of Common Stock on the Record Date will receive one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 150,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

     While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached hereto as Exhibit 1 and incorporated herein by reference.

ITEM 2.  EXHIBITS


     1. Rights Agreement dated as of November 12, 1998 between Whittaker Corporation and Mellon Bank, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series E Participating Cumulative Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               WHITTAKER CORPORATION


Date:  November 30, 1998                       By: /s/ Lynne M. O. Brickner
                                                   ------------------------
                                                   Lynne M. O. Brickner
                                                   Vice President, Secretary and
                                                   General Councel

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                                                                                                   SEQUENTIALLY
EXHIBIT NO.                             DESCRIPTION OF DOCUMENT                                    NUMBERED PAGE
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
  1.             Rights Agreement dated as of November 12, 1998 between
                 Whittaker Corporation and Mellon Bank, N.A., as Rights Agent,
                 which includes the Form of Certificate of Designation of Series
                 E Participating Cumulative Preferred Stock as Exhibit A, the
                 Form of Right Certificate as Exhibit B and the Summary of Terms
                 of the Rights Agreement as Exhibit C.
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